UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Freeport-McMoRan Copper & Gold Inc.

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Notice of Annual Meeting of Stockholders

June 15, 2011

April 28, 2011

Date:	Wednesday, June 15, 2011

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	•	To elect twelve directors;

	•	To approve, on an advisory basis, the compensation of our named executive officers;

	•	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

	•	To ratify the appointment of the independent registered public accounting firm;

	•	To vote on a stockholder proposal, if presented at the meeting; and

	•	To transact such other business as may properly come before the meeting.

Record Date:	Close of business on April 19, 2011

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You may transmit your vote via the internet or you may complete and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.

DOUGLAS N. CURRAULT II
Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date of April 19, 2011, are entitled to notice of and to attend or vote at our annual meeting. If you plan to attend the meeting in person, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2011.

This proxy statement and the 2010 Annual Report are available at
http://www.edocumentview.com/FCX MTG

FREEPORT-McMoRan COPPER & GOLD INC.
333 North Central Avenue
Phoenix, Arizona 85004

The 2010 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 28, 2011.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors (board) is soliciting your proxy to vote at our 2011 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 19, 2011, the record date for the annual meeting, and are therefore entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being made available to stockholders on or about April 28, 2011. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2010 Annual Report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice will instruct you as to how you may access and review the proxy materials on the internet. The notice also instructs you as to how you may cast your vote via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m. Eastern Time on Wednesday, June 15, 2011, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s web site at http://www.hoteldupont.com/map-directions/index.cfm.

Who is soliciting my proxy?

Our board is soliciting your proxy to vote on all matters scheduled to come before the 2011 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; consider a stockholder proposal included in this proxy statement, if presented at the meeting; and consider any other matter that properly comes before the meeting.

Our board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	In favor of holding an advisory vote on the compensation of our named executive officers EVERY YEAR;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	AGAINST the stockholder proposal included in this proxy statement, if presented at the meeting.

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on the record date.

How many shares are eligible to be voted?

As of the record date, we had 947,155,321 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, votes of stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may vote your shares by internet or by mail as further described below. Your vote authorizes each of James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/freeport11

•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 14, 2011.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail — Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card. You may also vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee that is considered the owner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s 401(k) plan (ECAP), you may only vote your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of our independent registered public accounting firm is a discretionary proposal and all other proposals are non-discretionary proposals. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other holder of record holding shares for you, your shares may be voted with respect to the ratification of our independent registered public accounting firm. Whereas, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to the election of directors, the compensation of our named executive officers, the frequency of future advisory votes on the compensation of our named executive officers and the stockholder proposal. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

		Vote Required		Effect of
		to Adopt the	Effect of	Broker
Proposal	Voting Options	Proposal	Abstentions	Non-Votes

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	Treated as votes against	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	Stockholders may select whether such votes should occur every year, every two years or every three years, or stockholders may abstain from voting	Plurality of shares voted	No effect	No effect

No. 4: Ratification of independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 5: Consideration of the stockholder proposal included in this proxy statement, if presented at the meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote thereon, except as otherwise provided by statute, our certificate of incorporation or our by-laws. With respect to Proposal No. 3, although the vote is non-binding, our board will consider the stockholders to have “approved” the frequency selected by a plurality of the votes cast; that is, the frequency receiving the highest number of affirmative votes.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the annual meeting, if you timely provide to us another proxy with a later date or if you vote in person at the annual meeting or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, for an estimated fee of

$10,500, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the February 1, 2011 two-for-one stock split affect the disclosures in this proxy statement?

In December 2010, our board declared a two-for-one split of our common stock in the form of a stock dividend on issued and outstanding shares, with the additional shares issued on February 1, 2011. Accordingly, all references to shares of common stock, per share amounts, share prices and other equity-based amounts in the proxy statement have been adjusted to reflect the two-for-one stock split, unless otherwise noted.

2012 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 30, 2011.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary by February 16, 2012, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.fcx.com under Investor Center — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Principles of Business Conduct

Our corporate governance guidelines and our principles of business conduct are available at www.fcx.com under Investor Center — Corporate Governance. Both are available in print upon request. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our web site.

Board and Committee Meeting Attendance

Our board held five regular meetings and three special meetings during 2010. In 2010, our board authorized a special committee of independent directors comprised of Messrs. Allison, Krulak, Lackey, Madonna and McCoy to evaluate a potential investment transaction with McMoRan Exploration Co. (McMoRan). The special committee met ten times during 2010.

During 2010, each of our directors attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by each committee of the board on which each such director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board consists of twelve members, nine of whom have no material relationship with the company and are independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards as currently in effect. We also have four advisory directors who do not vote. For more information about our advisory directors, see “Advisory Directors” below. We also have one director emeritus, Henry A. Kissinger. The director emeritus does not vote.

James R. Moffett serves as chairman of our board and Richard C. Adkerson serves as president and chief executive officer. We separated the positions of chairman of the board and chief executive officer in 2003, when we named Mr. Moffett as chairman of the board and Mr. Adkerson as chief executive officer. Our board determined that the separation of these roles would maximize management’s efficiency. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing guidance to and oversight of management.

As executive chairman, Mr. Moffett furthers our business strategy by applying his exceptional talents and experience as a geologist. He directs our global exploration programs. Mr. Moffett also has been, and continues to be, instrumental in fostering our relationships with host governments, including the government of Indonesia, the location of our Grasberg mine. Mr. Moffett is not considered an independent director because he is part of our management team and receives compensation for services to the company. Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of the company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business.

Our board has concluded that the current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, the board believes that having separate positions is the appropriate leadership structure for the company at this time. Our board, however, periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The presiding director for executive session meetings rotates among the independent directors who are chairpersons of our four principal board committees (audit, corporate personnel, nominating and corporate governance, and public policy; see discussion below), except as the directors may otherwise determine for a specific meeting. We believe that this approach effectively encourages full engagement of the non-management directors in executive sessions. Following each executive session of non-management directors, the presiding director serves as a liaison between the non-management directors and the chairman regarding any specific feedback or issues that have been discussed in executive session.

Advisory Directors

Advisory directors provide general policy advice to our board as determined from time to time by our board. Advisory directors, upon the invitation of the board, have the privilege to receive notice of and to attend regular meetings of our board or any board committee for which the advisory director has been appointed to serve as an advisor or consultant. Advisory directors serve at the pleasure of the board, are not entitled to vote on any matter brought before the board or any board committee and are not considered a director of the company for any purpose. Compensation paid to advisory directors is determined from time to time by the board, and advisory directors may have consulting agreements with the company. Effective June 9, 2010, our board appointed J. Bennett Johnston, Gabrielle K. McDonald, J. Stapleton Roy and J. Taylor Wharton to serve as advisory directors.

J. Bennett Johnston is Chairman of Johnston & Associates, LLC, a business consulting firm and consultant to the company, and Chairman of Johnston Development Co. LLC, a project development firm. He served as United States Senator from 1972 to 1997.

Gabrielle K. McDonald has served as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald has also served as the Special Counsel on Human Rights to the company since 1999.

J. Stapleton Roy is Director of the Kissinger Institute on China and the United States at the Woodrow Wilson International Center for Scholars. He is Senior Advisor and previously served as Vice Chairman and Managing Director of Kissinger Associates, Inc., international consultants and consultants to the company. He previously served as Assistant Secretary of State for Intelligence and Research and United States Ambassador to Indonesia.

J. Taylor Wharton is the retired Special Assistant to the President for Patient Affairs and professor of Gynecologic Oncology at The University of Texas M. D. Anderson Cancer Center and a consultant to the company.

Board Committees

Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee and a public policy committee. Each of our audit, corporate personnel and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com under Investor Center — Corporate Governance and are available in print upon request. The primary functions of each board committee are described below.

Audit			Meetings
Committee Members	Functions of the Committee		in 2010

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Jon C. Madonna Stephen H. Siegele	•	please refer to “Audit Committee Report” included in this proxy statement	4

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2010

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Charles C. Krulak Bobby Lee Lackey	•	determines the compensation of our executive officers	3
	•	administers our cash-based and equity-based incentive compensation plans
	•	oversees our assessment of whether our compensation practices are reasonably likely to expose the company to material risks
	•	please refer to “Corporate Personnel Committee Procedures” included in this proxy statement for more information

Nominating and Corporate Governance			Meetings
Committee Members	Functions of the Committee		in 2010

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	•	nominates individuals to stand for election or re-election as directors	2
	•	considers recommendations by our stockholders of potential nominees for election as directors
	•	makes recommendations to our board concerning the structure of our board and board committees
	•	conducts annual board and committee evaluations
	•	maintains and makes recommendations to our board regarding our corporate governance guidelines
	•	oversees the form and amount of director compensation

Public Policy			Meetings
Committee Members	Functions of the Committee		in 2010

Stephen H. Siegele, Chairman Robert J. Allison, Jr. Charles C. Krulak Bobby Lee Lackey Dustan E. McCoy B. M. Rankin, Jr.	•	oversees our environmental policy and implementation programs	3
	•	oversees our compliance programs relating to our human rights, social, community and employment policies and practices
	•	oversees our governmental and community relations and information programs
	•	oversees our health and safety programs
	•	oversees our charitable and philanthropic contributions

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual and long-term incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The committee oversees our assessment of whether our compensation practices are reasonably likely to expose the company to material risks. The committee annually recommends to our board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or on a future date within an open window period;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

The committee engages an independent executive compensation consultant to advise the committee on matters related to executive compensation. Please refer to “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Allison, Graham, Krulak and Lackey. In 2010, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as one of our directors or on our corporate personnel committee.

Board’s Role in Oversight of Risk Management

Our board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our principles of business conduct, our board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

Our board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our chairman and our chief executive officer meet and discuss regularly with senior management a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations to the board on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. Our board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, our four board committees assist our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management policies. The audit committee assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance, and monitoring the company’s significant insurance programs. Our internal audit firm and independent registered public accounting firm meet regularly in executive session with the audit committee. As part of its responsibilities as set forth in its charter, the corporate personnel committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are reasonably likely to expose the company to material risks and, in consultation with management, is also responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s board leadership structure and corporate governance matters. The public policy committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our environmental policy and implementation programs, governmental and community relations programs, human rights, social, community and employment policies and practices, and health and safety programs. Each committee regularly reports on these matters to the full board.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy and Siegele has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the applicable NYSE listing standards and SEC rules. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the nine directors named above be considered independent, which the board approved.

Our board also has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, our board has determined that each of the following members of the audit committee — Messrs. Day, Ford, Graham and Madonna — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Director Stock Ownership Guidelines

In 2006, the nominating and corporate governance committee adopted stock ownership guidelines applicable to our directors. Under the guidelines, each non-management director is encouraged to maintain ownership of company stock valued at five times his or her annual retainer, determined by reference to the one-year or five-year trailing average monthly stock price. Shares of common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares held in individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units (RSUs) and shares held in certain trusts. As of December 31, 2010, all of our non-management directors had reached or exceeded their target ownership levels.

Consideration of Director Nominees

In evaluating nominees for membership on our board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of our board, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 16, 2012. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2012 annual meeting or 10 days following the public announcement of the date of the 2012 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill-level required by the company to be an effective member of our board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director receives an annual fee of $70,000. Committee chairs receive an additional annual fee as follows: audit committee, $20,000; corporate personnel committee, $15,000; and

nominating and corporate governance committee and public policy committee, $10,000. Committee members, excluding the committee chairman, receive an additional annual fee as follows: audit committee, $10,000; corporate personnel committee, $7,500; and nominating and corporate governance committee and public policy committee, $5,000. Each non-management director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. In addition, Messrs. Krulak, Lackey, Madonna and McCoy received a one-time fee of $100,000 and Mr. Allison received a one-time fee of $125,000 in connection with their service in 2010 on the special committee of the board. The compensation of each of Messrs. Moffett and Adkerson is reflected in the “Summary Compensation Table” included in this proxy statement.

Equity-Based Compensation

Non-management directors and advisory directors receive equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan (2006 Plan), which was approved by our stockholders. The nominating and corporate governance committee is authorized to make an annual grant of options to acquire shares of our common stock and RSUs to each non-management director. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The RSUs also vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock. In addition, upon initial election to the board other than at an annual meeting, a director will receive a pro rata grant of options and RSUs. On June 1, 2010, each non-management director was granted options to acquire 10,000 shares of common stock with an exercise price of $66.49, and 2,000 RSUs (20,000 options at $33.245 and 4,000 RSUs on a post-split basis).

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

Revised Retirement Plan for Current Non-Management Directors

In April 2008, we revised our retirement plan for non-management directors who reach age 65 and are entitled to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2010, and summarizes the projected benefit to each assuming the director had retired from our board on such date:

	Percent of Annual
	Benefit (Maximum
	$40,000) to be Paid	Eligible for
	Annually Following	Additional
Name of Eligible Director	Retirement	$20,000 Benefit

Robert J. Allison, Jr.	90%	No
Robert A. Day	100%	Yes
Gerald J. Ford	100%	No
H. Devon Graham, Jr.	100%	No
Charles C. Krulak	50%	No
Bobby Lee Lackey	100%	Yes
Jon C. Madonna	50%	No
B. M. Rankin, Jr.	100%	No	(1)
J. Bennett Johnston	100%	No
Gabrielle K. McDonald	100%	Yes
J. Stapleton Roy	90%	No
J. Taylor Wharton	100%	Yes

(1)	Mr. Rankin previously retired from the company’s former parent and is currently receiving the additional $20,000 retirement benefit from a successor entity.

Matching Gifts Program

Our foundation (the Foundation) administers a matching gifts program, which is available to our directors, officers, employees, full-time consultants and certain retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. For directors, the Foundation double matches the first $1,000 of donations per year per eligible institution. Donations above $1,000 are single matched. The annual amount of our matching gifts for any director may not exceed $40,000. However, in 2010 the Foundation waived the limit on matching gifts made to organizations related to the Haiti earthquake relief efforts.

2010 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2010.

2010 Director Compensation

				Change in Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash	Awards	Awards	Earnings	Compensation
Name of Director	(1)	(2)	(3)	(4)	(5)		Total

Robert J. Allison, Jr.	$241,500	$132,980	$255,500	$43,550	$47,864		$721,394
Robert A. Day	116,000	132,980	255,500	19,926	25,208		549,614
Gerald J. Ford	106,000	132,980	255,500	57,139	40,208		591,827
H. Devon Graham, Jr.	117,500	132,980	255,500	34,837	12,110		552,927
Charles C. Krulak	203,500	132,980	255,500	5,736	40,909		638,625
Bobby Lee Lackey	203,500	132,980	255,500	10,914	18,847		621,741
Jon C. Madonna	198,000	132,980	255,500	6,226	3,442		596,148
Dustan E. McCoy	188,500	132,980	255,500	22,608	558		600,146
B. M. Rankin, Jr.	91,500	132,980	255,500	—	826,207		1,306,187
Stephen H. Siegele	112,500	132,980	255,500	16,936	10,218		528,134
J. Bennett Johnston*	86,000	132,980	255,500	800	304,513		779,793
Gabrielle K. McDonald*	13,500	132,980	255,500	12,924	308,208		723,112
J. Stapleton Roy*	84,500	132,980	255,500	34,439	48,513	(6)	555,932
J. Taylor Wharton*	86,000	132,980	255,500	10,914	404,571		889,965

*	Effective June 9, 2010, our board appointed J. Bennett Johnston, Gabrielle K. McDonald, J. Stapleton Roy and J. Taylor Wharton to serve as advisory directors.

(1)	Each of Messrs. Allison, Ford, Johnston and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Roy elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee. Each of Messrs. Johnston and Roy elected to defer 100% of his meeting fees and Mr. Roy elected to defer 50% of his annual fee to be paid out in installments after separation from service. The amounts reflected in this column include the fees used to purchase shares of our common stock and fees deferred by the directors.

(2)	On June 1, 2010, each non-management director was granted 2,000 RSUs (4,000 on a post-split basis). Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant at the closing sale price per share of our common stock.

(3)	On June 1, 2010, each non-management director was granted options to purchase an aggregate of 10,000 shares of our common stock (20,000 on a post-split basis). Amounts reflect the aggregate grant date fair value of the options. The options that were granted had a grant date fair value of $25.55 per option on a pre-split basis using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our non-management directors in fiscal year 2010, refer to Notes 1 and 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2010.

The following table sets forth the total number of outstanding RSUs, stock options and stock appreciation rights (SARs) held by each non-management director as of December 31, 2010:

Name of Director	RSUs	Options	SARs(†)

Robert J. Allison, Jr.	18,000	100,000	—
Robert A. Day	10,000	200,000	39,336
Gerald J. Ford	10,000	200,000	39,336
H. Devon Graham, Jr.	23,000	65,000	—
Charles C. Krulak	12,500	90,000	—
Bobby Lee Lackey	12,000	60,000	—
Jon C. Madonna	12,500	90,000	—
Dustan E. McCoy	12,500	90,000	—
B. M. Rankin, Jr.	10,000	60,000	—
Stephen H. Siegele	10,000	100,000	—
J. Bennett Johnston	27,000	110,000	—
Gabrielle K. McDonald	10,000	110,000	—
J. Stapleton Roy	27,000	125,000	834
J. Taylor Wharton	21,000	165,000	16,390

(†) Reflects SARs awarded under our former director compensation program.

(4)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. Mr. Rankin had a negative change in the actuarial present value of the pension benefit in the amount of ($868). A negative change in actuarial present value of the pension benefit occurred in 2010 due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. As noted above, the director retirement plan has been terminated for any future directors.

(5)	Includes (a) the foundation’s matching of contributions to charitable organizations under the matching gifts program, (b) consulting fees received in connection with the consulting arrangements described under “Certain Transactions” below, (c) interest credited on dividend equivalents on unvested RSUs during 2010 and (d) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge Corporation as follows:

			Interest Credited	Life Insurance
			on Dividend	Premium and Tax
Name of Director	Matching Gifts	Consulting Fees	Equivalents	Paid

Robert J. Allison, Jr.	$46,000	$—	$1,864	$—
Robert A. Day	25,000	—	208	—
Gerald J. Ford	40,000	—	208	—
H. Devon Graham, Jr.	10,500	—	1,610	—
Charles C. Krulak	40,000	—	226	683
Bobby Lee Lackey	18,600	—	247	—
Jon C. Madonna	2,500	—	226	716
Dustan E. McCoy	—	—	226	332
B. M. Rankin, Jr.	46,000	779,999	208	—
Stephen H. Siegele	10,000	—	218	—
J. Bennett Johnston	2,000	300,000	2,513	—
Gabrielle K. McDonald	8,000	300,000	208	—
J. Stapleton Roy	46,000	—	2,513	—
J. Taylor Wharton	3,000	400,000	1,571	—

(6)	As described under “Certain Transactions,” Mr. Roy is Senior Advisor of Kissinger Associates, Inc., which received $200,000 in 2010 from FM Services Company, one of our wholly owned subsidiaries, for the provision of consulting services. Because these fees are not paid to Mr. Roy, we have not included them in this table.

Proposal No. 1: Election of Directors

The terms of all of our directors expire at the 2011 annual meeting of stockholders. In accordance with our by-laws, our board has fixed the number of directors at twelve. Upon the recommendation of our nominating and corporate governance committee, our board has nominated each of Messrs. Adkerson, Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy, Moffett, Rankin and Siegele to serve a one-year term commencing at the 2011 annual meeting and continuing until the 2012 annual meeting or until their successors are duly elected and qualified. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. Our board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to our board whether to accept or reject them. Any vacancies on our board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED ABOVE.

Information About Director Nominees

The following table provides certain information as of April 19, 2011, with respect to each director nominee, including information regarding the person’s business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our nominating and corporate governance committee and our board to determine that the person should be nominated at the 2011 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

Richard C. Adkerson	64
Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Current Co-Chairman of the Board of McMoRan Exploration Co. (McMoRan). President and Chief Executive Officer of McMoRan from 1998 to 2004. Vice Chairman of Freeport-McMoRan Inc. from 1995 to 1997. Chairman, Chief Executive Officer & President of Stratus Properties Inc. from 1992 to 1998. Partner in Arthur Andersen & Co. where he served as a Managing Director and head of the firm’s global oil and gas industry services from 1978 to 1989. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978. Holds B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School.
			2006

Mr. Adkerson is an experienced business leader making him highly qualified to serve as a member of our board of directors. As President and Chief Executive Officer, he is responsible for the executive management of the company. He has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, currently serving as Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association.

Robert J. Allison, Jr.	72	Director and Chairman Emeritus of Anadarko Petroleum Corporation. Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003. Holds B.S. in Petroleum Engineering from The University of Kansas.	2001

Mr. Allison’s experience serving as the former President and Chief Executive Officer and Chairman of the Board of one of the largest independent oil and gas exploration and production companies in the world provides him with a wealth of knowledge in dealing with operational, strategic, financial, regulatory and international matters at the board level. His business and board experience make him highly qualified to serve as the chairman of our nominating and corporate governance committee.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

Robert A. Day	67	Chairman of the Board, Chief Executive Officer and founder of Trust Company of the West, an investment management company and one of the largest independent trust companies in the U.S. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Holds B.S. in Economics from Claremont McKenna College. Current director of McMoRan. Former director of Syntroleum Corp. and Société Générale.	1995

Mr. Day is an experienced entrepreneur and financial leader with the skills necessary to serve on our board of directors and to lead our audit committee. With his extensive experience in the financial services industry, Mr. Day is well-versed in accounting standards and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to our board and provides insight into strategies and solutions to address an increasingly complex business environment.

Gerald J. Ford	66
Chairman of the Board of Diamond-A Ford Corp. from 1994 to present. General Partner of Ford Financial Fund, L.P., a private equity firm, from January 2010 to present. Chairman of the Board of Pacific Capital Bancorp from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chief Executive Officer of First Acceptance Corporation from 1994 to 2002. Holds B.A. in Economics and J.D. from Southern Methodist University. Current director of McMoRan, First Acceptance Corporation, Hilltop Holdings Inc. and Scientific Games Corporation. Former director of Liberté Investors, Inc., Americredit Corp., and Affordable Residential Communities.
			2000

Mr. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions for over 30 years. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our board of directors. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

H. Devon Graham, Jr.	76	President of R. E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner, Arthur Andersen & Co. from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen & Co. from 1984 to 1986. Holds B.S. in Accounting from Mississippi State University. Current director of McMoRan.	2000

Mr. Graham has over 40 years of experience in public accounting, and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of our board of directors. In addition, Mr. Graham brings invaluable management and administrative experience as President of an asset management company. His experience provides him with the necessary skills to lead our corporate personnel committee.

Charles C. Krulak	69
President of Birmingham-South College from March 2011 to present. Former Commandant, United States Marine Corps, the Marine Corps’ highest-ranking officer. Retired from United States Marine Corps in 1999 after serving 35 years. Executive Vice Chairman and Head of Mergers and Acquisitions of MBNA Corp., a financial services company, from March 2004 to June 2005. Chief Executive Officer of MBNA Europe from January 2001 to March 2004, and Senior Vice Chairman of MBNA America from 1999 to 2001. Holds B.S. in Engineering from U.S. Naval Academy and M.S. in Labor Relations from George Washington University. Current director of Union Pacific Corporation and the Aston Villa Football Club, U.K. Former director of ConocoPhillips and Phelps Dodge Corporation.
			2007

As a retired Commandant of the United States Marine Corps, General Krulak brings a unique perspective to our board. His successful record of leadership and military service makes him highly suited to understand and oversee the complex managerial, strategic and international considerations addressed by our board. In addition, General Krulak’s service on the boards of other public companies allows him to provide our board with a variety of insights.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

Bobby Lee Lackey	73	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables from 1998 to 2000. Chairman of the Board and Chief Executive Officer of McManus Produce Co., Inc., McManus Cotton Gin, Inc. and McManus Ice Co., Inc. from 1968 to 1998. Former President of Texas Citrus and Vegetable Growers & Shippers Association. Attended The University of Texas at Austin.	1995

Mr. Lackey’s over 40 years of experience in the agricultural business, where he served in various leadership positions, including President and Chief Executive Officer, makes him a valuable member of our board of directors. This experience provides him with a broad understanding of the operational, financial and strategic issues facing the company.

Jon C. Madonna	67
Retired Chairman and Chief Executive Officer of KPMG, an international accounting and consulting firm. Retired from KPMG in 1996 having held numerous senior leadership positions throughout his career spanning over 25 years. Chairman of DigitalThink, Inc. from April 2002 to May 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998. Holds B.S. in Accounting from The University of San Francisco. Current director of AT&T Inc. and Tidewater Inc. Former director of Albertson’s, Inc., Visa Inc., Jazz Technologies, Inc. and Phelps Dodge Corporation.
			2007

Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in dealing with financial, accounting and regulatory matters at the board level and gives him a deep understanding of the role of the board and expectations of our directors. In addition, his service on the audit and nominating committees of public companies in a variety of industries positions him well to serve as a member of our audit committee and to provide insights into strategies and solutions to address the challenges of our business.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

Dustan E. McCoy	61
Chairman and Chief Executive Officer since December 2005 of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and bowling and billiards equipment. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary. Holds B.S. in Political Science from Eastern Kentucky University and J.D. in Law from Salmon P. Chase College of Law. Current director of Louisiana-Pacific Corporation. Former director of Phelps Dodge Corporation.
			2007

Mr. McCoy’s experience serving as Chairman and Chief Executive Officer of a large, global publicly traded company provides him with a broad understanding of the operational, financial and strategic issues facing the company. In addition, his experience and qualifications as a general counsel enable him to provide insight in addressing legal and regulatory matters.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

James R. Moffett	72	Chairman of our board from 1992 to present. Chief Executive Officer of the company from 1995 to 2003. Co-Chairman of the Board, President and Chief Executive Officer of McMoRan. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society. Holds B.S. with special honors in Geology from The University of Texas at Austin and M.S. in Geology from Tulane University.	1992

Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our business operations, making him uniquely qualified to lead our board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of a new company, Freeport-McMoRan Inc., our former parent company, which became one of the world’s leading natural resource companies of which he served as Chairman and Chief Executive Officer from 1984 until 1997 when it was acquired. Through his leadership and skill as a geologist, Mr. Moffett has guided our growth through significant discoveries of metal reserves and the development of our mines, milling facilities and infrastructure. As executive chairman, he continues to further our business strategy by applying his exceptional talents and experience as a geologist. He directs our global exploration programs and continues to be instrumental in fostering our relationships with host governments, including the government of Indonesia, the location of our Grasberg mine.

			Year First
		Principal Occupation, Business Experience, and	Elected a
Name of Director	Age	Other Directorships	Director

B. M. Rankin, Jr.	81	Private investor. Vice Chairman of our board from 2001 to present. Current Vice Chairman of the Board of McMoRan. Director and member of the Executive Committee of U.S. Oil and Gas Association, serving as Chairman from 2008 to 2010. McCombs School of Business, The University of Texas at Austin Hall of Fame, 2006. Hunt Oil Company 1955 to 1967. Director of Texas Oil and Gas Association. Holds B.B.A. from The University of Texas at Austin.	1995

Mr. Rankin is one of the founders of the company and has more than 50 years of experience in the natural resources industry. In 1969, along with Mr. Moffett and another associate, he founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, McMoRan Oil & Gas Co. and Freeport Minerals Company merged, resulting in the establishment of one of the world’s leading natural resource companies, Freeport-McMoRan Inc., our former parent company. As a founder, he has a comprehensive understanding of the company and its management, operations and financial requirements. With his detailed knowledge of our business and his perspectives regarding strategic and operational opportunities and challenges facing us, he continues to provide valuable insight to our board of directors.

Stephen H. Siegele	51
Private investor. Founder and Chief Executive of Advanced Delivery & Chemical Systems, Inc. (ADCS), a worldwide leader in advanced chemicals and delivery hardware serving markets in Asia, Europe and the U.S., from 1988 to 1997. In 1997, ADCS merged with Advanced Technology Materials, Inc., a public company, where Mr. Siegele became a divisional president and Vice Chairman of the Board of Directors until his retirement in 2000. He then founded Fluorine On Call, Ltd., a private company that designs and manufactures high purity fluorine generators. Mr. Siegele retired from Fluorine On Call, Ltd. in April 2006. Holds B.S. in Chemical Engineering from the University of Wisconsin-Madison, and is an inventor of numerous U.S. patents.
			2006

Mr. Siegele has extensive experience as an entrepreneur and inventor within the semiconductor, microelectronics and chemical industries, and as a director and senior manager of public and private companies. These experiences provide him with a strong background in addressing the strategic, operational, financial and technical matters presented to our board, and make him highly qualified to serve as chairman of our public policy committee.

Stock Ownership of Directors and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our directors and our chief executive officer, our chief financial officer and our other executive officers (collectively, the named executive officers) beneficially owned as of the record date, April 19, 2011. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

		Number of
	Number of	Shares Subject	Total Number
	Shares Not	to Exercisable	of Shares	Percent
	Subject to	Options and	Beneficially	of
Name of Beneficial Owner	Options	Vesting of RSUs(1)	Owned(2)	Class(3)

Richard C. Adkerson(4)	2,140,804	3,250,000	5,390,804	*
Robert J. Allison, Jr.(5)	162,126	74,000	236,126	*
Michael J. Arnold(6)	157,746	820,000	977,746	*
Robert A. Day(7)	1,290,000	174,000	1,464,000	*
Gerald J. Ford(8)	72,530	174,000	246,530	*
H. Devon Graham, Jr.	9,000	37,000	46,000	*
Charles C. Krulak	5,500	63,000	68,500	*
Bobby Lee Lackey	16,842	33,000	49,842	*
Jon C. Madonna	12,180	62,000	74,180	*
Dustan E. McCoy	5,500	62,000	67,500	*
James R. Moffett(9)	3,091,263	1,000,000	4,091,263	*
Kathleen L. Quirk	232,998	1,686,500	1,919,498	*
B. M. Rankin, Jr.(10)	702,360	34,000	736,360	*
Stephen H. Siegele	223,231	74,000	297,231	*
Directors and executive officers as a group (14 persons)	8,122,080	7,543,500	15,665,580	1.64%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, the vesting of RSUs granted pursuant to our stock incentive plans and the termination of deferrals on previously vested RSUs.

(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above:

Name of Beneficial Owner	Number of RSUs

Richard C. Adkerson	326,607
Robert J. Allison, Jr.	14,000
Michael J. Arnold	63,970
Robert A. Day	6,000
Gerald J. Ford	6,000
H. Devon Graham, Jr.	21,000
Charles C. Krulak	9,000
Bobby Lee Lackey	9,000
Jon C. Madonna	10,000
Dustan E. McCoy	10,000
James R. Moffett	246,607
Kathleen L. Quirk	107,268
B. M. Rankin, Jr.	6,000
Stephen H. Siegele	6,000

For more information regarding the RSUs, see the sections titled “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Officer Compensation — Grants of Plan Based Awards.”

(3)	Based on 947,155,321 shares of our common stock outstanding as of April 19, 2011.

(4)	Includes 20,330 shares of our common stock held in his individual retirement account (IRA). Mr. Adkerson has entered into a forward sale contract with a securities broker pursuant to which he agreed to sell up to 500,000 shares of common stock on August 6, 2011, with the exact number of shares to be delivered on the maturity date determined by the closing price on such date. Mr. Adkerson may elect to settle the contract in cash and retain ownership of the shares. Mr. Adkerson has pledged 500,000 shares to secure his obligations under this contract but continues to hold beneficial ownership and voting power with respect to the 500,000 shares. In addition, Mr. Adkerson has pledged 1,306,000 shares of our common stock to secure a line of credit.

(5)	Includes 59,244 shares of our common stock held by Mr. Allison through a Grantor Retained Annuity Trust (GRAT) and 59,244 shares of our common stock held by Mr. Allison’s spouse through a GRAT.

(6)	Includes 5,014 shares of our common stock held in our ECAP.

(7)	Includes 42,000 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. Mr. Day has pledged 600,000 shares of our common stock to secure a line of credit.

(8)	Includes 20,000 shares of our common stock held as trustee of a trust.

(9)	Includes (a) 3,030,503 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 53,208 shares of our common stock held in our ECAP and (c) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares has entered into four forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell: (a) 600,000 shares of common stock on September 5, 2012, 171,598 shares of common stock on March 15, 2013, and 300,000 shares of common stock on November 3, 2014, with the sale price to be determined and paid on the respective maturity dates, and (b) up to 1,500,000 shares on November 3, 2014, with exact number of shares to be delivered on the maturity date determined by the closing price on such date, and in exchange for which the limited liability company received a payment upon execution of the contract. Under all four contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 2,571,598 shares in part to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of up to $0.15625 per share with respect to 771,598 of the shares.

(10)	Of the shares shown, 585,360 are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2010, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2010. Unless otherwise indicated, all information is presented as of December 31, 2010, and all shares beneficially owned are held with sole voting and investment power.

		Percent of
	Number of Shares	Outstanding
Name and Address of Beneficial Owner	Beneficially Owned	Shares(1)

BlackRock, Inc.	74,042,424 (2)	7.8%
40 East 52nd Street New York, NY 10022

(1)	Based on 944,825,850 shares of our common stock outstanding as of December 31, 2010.

(2)	Based on a Schedule 13G/A filed with the SEC on February 4, 2011, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein.

Executive Officer Compensation

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our two other executive officers (referred to as our named executive officers). For fiscal year 2010, our named executive officers are:

•	James R. Moffett, our chairman of the board;

•	Richard C. Adkerson, our president and chief executive officer;

•	Kathleen L. Quirk, our executive vice president, chief financial officer and treasurer; and

•	Michael J. Arnold, our executive vice president and chief administrative officer.

In this CD&A, we first provide an Executive Summary of our actions and highlights from 2010. We next explain the principles that guide our corporate personnel committee’s (the committee) executive compensation decisions and the process we follow when setting executive compensation. Finally, we discuss in detail each component of executive compensation, including the actual results yielded for each named executive officer in fiscal 2010. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see proposal no. 2), as it contains information that is relevant to your voting decision.

Executive Summary

We are the world’s largest publicly traded copper producer and have a dynamic portfolio of operating, expansion and growth projects in the copper industry. We are also the world’s largest producer of molybdenum and a significant gold producer. Our portfolio of assets includes the Grasberg minerals district in Indonesia, which is the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in North and South America, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Our global workforce includes over 29,500 employees and over 22,000 contractors. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.

2010 Company Performance Highlights.  After successfully managing through one of the most severe economic downturns in history, we achieved in 2010 the best financial results in our company’s history. Our global team performed at an exceptional level and achieved a number of financial and operational records. We were also successful in achieving a significant increase in our mineral reserves, which provide building blocks of future growth. Our financial strategy is focused on building value for shareholders. We are actively pursuing large investments in mine expansions at several of our operating sites around the world to grow our production profile, improve efficiencies, and generate increased cash flows and profits. We will also continue to maintain a strong balance sheet and liquidity position, which will enable us to effectively manage inherent volatility in our business and pursue large-scale development opportunities. We also expect to continue our longstanding tradition of providing attractive cash returns to shareholders as market conditions warrant. The following highlights certain of our accomplishments during 2010:

➢	Positive safety performance — 2010 total reportable incident rate 74% below US industry average and 12% below our 2009 rate

➢	Net income attributable to common stock increased to $4.3 billion for 2010 compared to $2.5 billion for 2009

➢	Operating cash flow of $6.3 billion, net of $834 million working capital uses, for 2010 compared to $4.4 billion, net of $770 million working capital uses, for 2009

➢	Positive exploration results resulting in significant net proven and probable reserve additions on a consolidated basis of

o	20.2 billion pounds of copper replacing approximately five times our 2010 copper production

o	0.87 billion pounds of molybdenum replacing approximately 12 times our 2010 molybdenum production

➢	Sales for copper, gold and molybdenum exceeded January 2010 estimates

o	3.9 billion pounds of copper (estimate: 3.8 billion pounds)

o	1.9 million ounces of gold (estimate: 1.8 million ounces)

o	67 million pounds of molybdenum (estimate: 60 million pounds)

➢	Strong operations and advancement of projects

o	North America — restarted the Morenci mill and commenced a staged ramp-up of Morenci’s mining rates; initiated restarts of mining at the Miami and Chino mines; continued exploration and studies for future expansion at North American sites; advanced construction at Climax primary molybdenum mine development

o	South America — continued construction activities for development of a large sulfide ore deposit at El Abra; completed project to optimize throughput at the existing Cerro Verde concentrator operations; continued studies for major mill projects at Cerro Verde and El Abra

o	Indonesia — continued development of the large-scale, high-grade underground ore bodies at Grasberg; produced copper for a unit net cash credit of $0.04 per pound in 2010

o	Africa — completed contract review process with Democratic Republic of Congo government; continued exploration activities for long range planning; continued study for second phase expansion; milling facilities performed above capacity in 2010

➢	Increased returns to our stockholders

o	Increased quarterly cash dividends to stockholders by over 200% during 2010; current annual dividend rate of $1.00 per share (post-split)

o	Paid a supplemental dividend of $0.50 per share (post-split) in December 2010

o	Authorized a two-for-one stock split (effected on February 1, 2011)

➢	Strong stock performance — 51% increase in common stock price

➢	Repaid $1.6 billion in debt during the year and increased cash position by $1.0 billion

Highlights of our Executive Compensation Program.  Our executive compensation program is designed to provide competitive levels of compensation that reward our executives for high performance and align executive compensation with the long-term interests of our stockholders. Some of the primary features of our program, which are discussed in more detail elsewhere in this CD&A, include:

➢	Our annual incentive awards are tied to the level of the company’s operating cash flow, which we believe is a meaningful indicator of our performance; awards are limited to eight times the executive’s base salary, with amounts over four times paid in an equivalent value of restricted stock units (RSUs) that vest over a multi-year period.

➢	We do not routinely increase base salaries.

➢	We no longer provide excise tax gross-up protections in any change of control arrangements.

➢	We require that our executive officers maintain certain levels of stock ownership based on their positions, and all of our executive officers currently exceed his or her ownership level, some by a significant margin.

➢	The committee’s independent compensation consultant, Pay Governance LLC, is retained directly by the committee and performs no other services for us.

In addition, the committee continues to monitor market developments in executive compensation, including changes resulting from the Dodd-Frank Act. During 2011, rules are expected to be adopted to implement provisions of Dodd-Frank relating to compensation clawbacks, hedging transactions, and pay ratio and pay-for-performance disclosures. The committee expects to consider adopting new, or modifying current, policies and practices relating to these matters during the course of the next year.

Compensation Philosophy and Processes

Our Philosophy.  Our company’s executive compensation philosophy is to:

•	pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides our executives with high reward opportunities for high corporate performance,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of compensation that will attract and retain talented executives.

Role of Advisors.  From August 2007 until February 2010, the committee retained Towers Perrin (now Towers Watson) as its executive compensation consultant. In early 2010, the principal individual who has provided executive compensation consulting services to the committee for the previous three years departed from Towers Watson and formed a new firm, Pay Governance LLC (Pay Governance). The committee elected to engage Pay Governance as its new independent executive compensation consultant in February 2010. Consistent with the committee’s longstanding policy, Pay Governance will not provide any services to the company’s management.

A representative of Pay Governance attends meetings of the committee and communicates with the committee chair between meetings; however, the committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to the committee, including advising the committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design.

Executive Chairman and Chief Executive Officer.  We recognize that the level of compensation paid to our chairman and our chief executive officer is significantly greater than that paid to our other executive officers. The compensation levels of Messrs. Moffett and Adkerson reflect our view that their management of the organization provides the basis for the company to achieve success and reflects the value that we place on the quality of their leadership and capabilities. Messrs. Moffett and Adkerson each impart extraordinary value to our company, each bringing to their “partnership” a set of complementary skills. We believe their respective compensation arrangements recognize those skills and their contributions to the success of our company.

Mr. Moffett has been at the helm of our company since its formation and has guided our growth through significant discoveries of metal reserves using his skill as a geologist. He also led the development of our Grasberg minerals district. As executive chairman, Mr. Moffett continues to further our business strategy by applying his exceptional talents, which has created substantial value for our company. He directs our global exploration programs and also continues to be instrumental in fostering our relationship with host governments, including the government of Indonesia, the location of our Grasberg mine.

Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated outstanding leadership abilities in developing and executing a business and financial strategy that is positive for our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business through various economic cycles. He led the combination and successful integration of our company and Phelps Dodge to become the world’s largest publicly traded copper company. In addition, Mr. Adkerson has provided strong leadership and sound judgment in our efforts to respond aggressively to changing economic circumstances.

Setting Compensation Levels.  Although objective criteria are reviewed, the committee does not apply “hard metrics” to decisions regarding executive compensation. We have a small group of executive officers, and the committee’s decisions regarding salary levels and grant amounts (in the form of equity awards and percentage allocations under the annual incentive plan) reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their individual impact on the company’s overall success. The committee also consults with our executive chairman and our chief executive officer regarding compensation decisions affecting our other executive officers.

Stock Ownership.  We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation programs to ensure that a portion of our executive officers’ compensation is delivered in a form of equity, such as stock options and RSUs. Under our program, our executive officers will receive annual grants of stock options and/or RSUs, and our annual incentive plan requires that award amounts in excess of four times an executive’s base salary must be paid in an equivalent number of RSUs. In 2006, the committee adopted stock ownership guidelines applicable to our executive officers. For purposes of the guidelines, the stock value is calculated annually, determined by reference to either the one-year or five-year trailing average monthly stock price.

Under the guidelines, each of Messrs. Moffett and Adkerson is required to maintain ownership of company stock valued at five times his base salary, and our other executive officers are required to maintain ownership of company stock valued at three times their base salaries. As of December 31, 2010, all of our executive officers had exceeded their target ownership level. In particular, using the one year trailing average stock price under the guidelines, Mr. Moffett owned shares valued at 54 times his base salary (approximately ten times his target ownership level) and Mr. Adkerson owned shares valued at 40 times his base salary (approximately eight times his target ownership level). These levels reflect their individual commitments to aligning their interests with those of the stockholders and provide an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of our executive officers, please see “Stock Ownership of Directors and Executive Officers.”

Consideration of Stock Option Exercises and RSU Vestings.  The committee does not factor into its decisions regarding executive compensation the gains received by our executive officers in connection with exercise of stock options or the vesting of RSUs. The value an executive receives from a stock option exercise is directly related to the appreciation in value of our common stock, which in turn we believe is directly affected by the efforts of our executive officers in managing our company. Because RSUs are granted as performance compensation for the year awarded, we believe it would be inappropriate to allow the value of the award at vesting to affect future compensation decisions. Our annual incentive plan requires that any portion of our executive’s annual bonus paid in RSUs will continue to be subject to a performance condition for three years. Further, a key purpose behind granting equity awards to executives is to provide an incentive for them to increase stockholder value over time. Accordingly, the committee has not taken realized option gains into account when making decisions regarding future compensation, nor did it revise its compensation or grant practices during years when our executives did not exercise any stock options.

Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2010 were base salaries, annual incentive awards, and long-term incentive awards, the sum of which are viewed by the committee as the executives’ “total direct compensation.” In addition, we also provide our executives with certain personal benefits and perquisites, as well as post-employment compensation, which the committee considers separately from total direct compensation and which are further described below.

Principal Components of
Compensation	Summary and Purpose of the Component

Base Salaries	Base salaries provide fixed compensation to our executives. Each executive officer’s base salary is based on his or her level of responsibility.
Annual Incentive Awards	Annual cash incentives payable under our annual incentive plan (AIP) are a variable component of compensation designed to reward our executives for maximizing annual operating performance, including safety performance. The aggregate plan funding amount for the annual awards is based on our cash provided by operating activities, which we believe is a significant measure of our company’s success.
Long-Term Incentive Awards	Long-term incentives are also a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value. We provide long-term incentive awards in the form of performance-based RSUs and stock options, which provide a focus on stock price performance and encourage executive ownership of our stock.

The following charts illustrate the component mix of the aggregate total direct compensation paid to our named executive officers for 2010:

After reviewing the company’s significant compensation programs, management and the committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our use of operating cash flow as a performance metric for executives and management level employees, which we believe is a meaningful indicator of our performance; the multi-year vesting of equity awards that promotes focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either the committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

The following is an explanation of each principal component of our executive compensation program, including a description of the committee’s compensation decisions for 2010.

Base Salaries

Our philosophy is that base salaries should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. Our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, we have not increased the base salaries of our executive officers since May 2007, when increases to the base salaries of certain executive officers were approved to address the increased responsibilities of these executives following the acquisition of Phelps Dodge. The base salaries of Messrs. Moffett and Adkerson and Ms. Quirk are contractually set pursuant to their employment agreements.

Annual Incentive Awards

Our annual incentive plan, or AIP, is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth. The committee believes the overall design of the AIP supports our compensation philosophy and objectives for the following reasons:

•	it encourages the entrepreneurial spirit of the organization;

•	its focus on operating cash flow, the underlying metric of the plan, reflects our goal to maximize cash flows and long-term values for our stockholders;

•	we believe that the variability of cash flows associated with changes in commodity prices, changes in production volumes, cost management and other changes in business conditions closely aligns management and stockholder interests;

•	its limit on overall awards to eight times the executive’s base salary prevents excessive payouts to the executives while permitting significant compensation opportunities if the company’s performance warrants high payouts; and

•	mandating that all payments over four times the executive’s base salary be made in RSUs having an equivalent value, the vesting of which will be subject to our continued achievement of the 6% return on investment threshold, converts a portion of the annual award to a long-term incentive dependent upon the company’s continued performance.

The current AIP was approved by our stockholders in 2009, and its design is intended to provide compensation opportunities that reflect the performance of our business, which may vary significantly from year to year, and that are consistent with observed market pay levels. The financial measure used to fund the AIP pool is operating cash flow, excluding working capital changes, reflecting the committee’s belief that operating cash flow is a meaningful indicator of overall performance for our company.

The plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code (the Code) by setting an objective performance target and a maximum funding amount. Under the plan, once the performance target has been achieved, the committee retains the discretion to reduce or eliminate the award pool and the awards to specific officers. Accordingly, this plan design preserves the company’s tax treatment of these awards as “performance-based” under Section 162(m), but gives the committee flexibility in operating the plan. The new plan also specifically enumerates qualitative factors that the committee may consider in exercising this discretion, including total shareholder return and safety performance.

2010 Awards under the AIP.  In February 2010, we assigned each of our executive officers a percentage of the aggregate plan funding amount under the AIP for 2010: 40% to each of Messrs. Moffett and Adkerson, 11% to Ms. Quirk and 9% to Mr. Arnold. These allocations were based on each officer’s position and were consistent with the prior year’s allocations.

Under the AIP, if our five-year return on investment is 6% or greater, our executive officers would share in a plan funding amount equal to 0.625% of our operating cash flow, as adjusted. As noted previously, 2010 was an outstanding year for our company, resulting in the best financial results in our history. During the five-year period ending in 2010, the average return on investment was 22%. For 2010, operating cash flow as adjusted for working capital changes as reflected in our consolidated statements of cash flows for 2010 was $7.11 billion, thus producing a plan funding amount of $44.43 million. The plan permits the committee to make downward adjustments to the plan funding amount or individual awards if it determines that adjustments are warranted based on other factors, such as safety performance. After reviewing the company’s overall performance, including its safety performance, the committee concluded that no such adjustments were warranted. As required under the plan, each executive received a cash award equal to four-times his or her base salary, and the balance of the award value was delivered in the form of performance-based RSUs of equivalent value. These performance-based RSUs ratably convert to shares of our common stock over a three-year period, provided the company continues to meet the 6% return on investment threshold discussed above on each lapse date. The table below reflects the value of the 2010 AIP awards, which were paid in February 2011 (in millions).

	2010 AIP Awards
			Aggregate Value
	Value Paid	Value Paid	Awarded Based on
Name	in Cash	in RSUs	Award Pool

Mr. Moffett	$10.00	$7.77	$17.77
Mr. Adkerson	10.00	7.77	17.77
Ms. Quirk	2.60	2.29	4.89
Mr. Arnold	2.20	1.80	4.00

Totals	$24.80	$19.63	$44.43

The following graph illustrates the aggregate awards under the AIP for the previous three fiscal years, as compared to our operating cash flows, as adjusted, for the same periods. For 2008, our executive chairman and our chief executive officer declined to receive any payments under our AIP.

Long-Term Incentive Awards

Long-term incentives granted by the company may consist of stock options, RSUs, or a combination of the two.

Stock Options.  The committee believes that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase in our stock price and aligns the executives’ interests with those of our stockholders. Since 2009, the committee’s practice has been to make annual equity-based awards to the executives in the form of stock options, although it may also grant RSUs in addition to any RSUs awarded pursuant to the AIP. The committee recognizes that the value of the options on the grant date should be considered but does not believe this should be the only means of determining the appropriate grant level due to the significant changes in value that can occur from one year to the next. Historically, the committee has used a fixed share approach for all employees, pursuant to which it would generally grant options for the same number of shares each year.

When making the 2009 awards in February 2010, the committee considered both the number of options granted and the grant date values and decided to grant the same number of options as granted for 2008. In February 2011, the committee once again evaluated this approach for the 2010 awards and, after reviewing the grant date values of the proposed awards, concluded that a fixed share level remained the appropriate method to determine the grant level. As a result, the committee elected not to adjust for the two-for-one stock split and awarded the same number of options for 2010 as granted for 2009. Although the awards made in February

2010 are viewed by the committee as part of 2009 total direct compensation, SEC regulations require that they be reflected in the Summary Compensation Table for 2010 because they were granted during 2010.

As of result of the fixed share approach, the committee awarded a total of 1.27 million options to the named executive officers for each of the previous three years. The following chart shows the varying Black-Scholes value of these option grants:

The stock options granted for 2009 (granted in February 2010) have an exercise price of $36.255, and the stock options granted for 2010 (granted in February 2011) have an exercise price of $55.64. The grant date values of these awards are reflected in the table below (2009 option grant amounts have been adjusted to reflect our two-for-one stock split effective February 1, 2011):

				Black-Scholes Value
	Number of Options	Black-Scholes Value		of Options
	Granted for 2009	of Options Granted		Granted
	(as adjusted for	for 2009	Number of Options	for 2010
Executive	stock split)	(in millions)	Granted for 2010	(in millions)

James R. Moffett	1,000,000	$15.42	500,000	$10.30
Richard C. Adkerson	1,000,000	15.42	500,000	10.30
Kathleen L. Quirk	300,000	4.63	150,000	3.09
Michael J. Arnold	240,000	3.70	120,000	2.47

Restricted Stock Units.  In addition to the performance-based RSUs granted to our named executive officers in February 2010 in connection with the AIP payout for 2009, as discussed above, and in recognition of the company’s accomplishments during 2009, the committee made an additional grant of performance-based RSUs in February 2010 to each of our executive officers. These performance-based RSUs have the same terms as the performance-based RSUs related to the AIP. These awards are viewed by the committee as part of 2009 total direct compensation, however because they were granted during 2010, SEC regulations require that they be reflected in the Summary Compensation Table for 2010.

Summary of 2010 Total Direct Compensation

As noted above, the committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary, aggregate awards under the AIP for that year, and the value of long-term incentives granted in recognition of our performance for that year. In making its decisions regarding the appropriate levels of annual incentive and long-term incentive awards, the committee evaluates the impact of its decisions on the amount of total direct compensation and the percentage of each component to total direct compensation of the executive team as a group. The committee concluded that the award levels described above and the resulting total direct compensation set forth below for the executive team were appropriate considering the company’s performance during 2010. See “Executive Compensation Market Assessment” below.

2010 Total Direct Compensation(1)
(in millions)

		2010 AIP Awards
		Value	Value	Black-Scholes Value
		Paid in	Paid in	of Stock Options
Executive	Base Salary	Cash	RSUs	Granted(2)	Total

James R. Moffett	$2.50	$10.00	$7.77	$10.30	$30.57
Richard C. Adkerson	2.50	10.00	7.77	10.30	30.57
Kathleen L. Quirk	0.65	2.60	2.29	3.09	8.63
Michael J. Arnold	0.55	2.20	1.80	2.47	7.02

(1)	Does not include the value of perquisites and personal benefits, as well as commitments for post-employment compensation, which amounts are included in the Summary Compensation Table and supplementary tables below.

(2)	Although the committee granted these stock options in February 2011, the committee views these grants as part of the executives’ 2010 total direct compensation. See the description of these awards under “Overview of Principal Components of Executive Compensation — Long-Term Incentive Awards.”

The values of base salary and the non-equity incentive plan compensation reflected in the Summary Compensation Table for 2010 are equivalent to the base salary and the cash portion of the annual incentive award reflected above. However, SEC regulations require that the Summary Compensation Table include the value of equity awards granted “in” a given year, and do not allow companies to treat equity awards granted subsequent to the applicable fiscal year as part of the total compensation for that fiscal year. As such, the equity awards included in the Summary Compensation Table for 2010 reflect the value of stock options and performance-based RSUs granted in February 2010, and not the stock options and performance-based RSUs granted in 2011, which are reflected above.

Performance-Based Compensation v. Stock Performance.  The following chart illustrates the link between the company’s performance-based compensation (total value of the AIP cash awards, RSU awards and stock option awards to our named executive officers) to the company’s stock performance over the previous three years.

Executive Compensation Market Assessment.  In February 2011, Pay Governance presented the committee with a competitive market compensation assessment for the named executive officers. Pay Governance conducted a review of publicly traded companies to ensure that the comparator groups were appropriate, and also used published survey data to assess our executive compensation levels. Pay Governance compared our executive compensation levels with those of the following companies:

U.S. Natural Resource Companies	Non-U.S. Metals and Mining Companies

Anadarko Petroleum Corporation	BHP Billiton plc
Apache Corp.	Xstrata plc
Chesapeake Energy Corporation	Teck Resources Limited
Devon Energy Corporation	Rio Tinto plc
Hess Corporation	Barrick Gold Corporation
Murphy Oil Corporation	Anglo American plc
Newmont Mining Corp.	Vedanta Resources plc
Occidental Petroleum Corporation

Based on its review, Pay Governance reported that the company’s total executive compensation opportunities are among the highest of the comparator groups, but also noted that our stock has performed at or near the top quartile of the S&P 500 in recent years. The committee requested this report in order to evaluate our executive compensation levels, and not with the intention of setting compensation levels based on the results. The committee recognizes that our 2010 executive compensation levels are high and believes this is directly attributable to the company’s strong performance during 2010.

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In early 2009, in connection with restructuring our executive compensation program, the committee evaluated the personal benefits and perquisites that we provide to our executives, and revised this program to discontinue certain benefits, including tax gross-ups on personal benefits and perquisites. The company retained the personal benefits and perquisites reflected in note 6 of the “Summary Compensation Table.” Many of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters. The benefits also recognize the high degree of integration between the personal and professional lives of these executive officers, and ensures the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised. In addition, our longstanding matching contribution program is designed to encourage all employees, including our executives, to contribute to charitable organizations by providing that we will match such contributions up to certain limits.

The amounts reflected in the “Summary Compensation Table” represent our incremental cost of providing the benefit, and not the value of the benefit to the recipient. With respect to personal use of fractionally owned company aircraft, the aggregate incremental cost includes the hourly operating rate, fuel costs, and excise taxes. With respect to personal use of vehicles and the provision of security services, the aggregate cost of providing a car and driver is determined on an annual basis and includes annual driver compensation and annual car lease and insurance costs. Although the cars and drivers are available for both business and personal use, the amounts reflected in the “Summary Compensation Table” reflect the aggregate cost to us without deducting costs attributable to business use.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2010 and benefits under the company’s ECAP, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan and a supplemental executive retirement plan, as well as certain change of control and severance benefits.

Nonqualified Defined Contribution Plan — Our nonqualified defined contribution plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Code, including our executive officers, the ability to defer up to 20% of their base salary after deferrals to the ECAP have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP (the qualified plan) limited to 5% of the participant’s base salary. We do not take into account bonuses or income associated with option exercises or the vesting of RSUs when determining the company’s matching contributions. The matching contribution noted above is the same as the matching contribution in the ECAP, which provides that participants will receive a company contribution equal to 100% of the participant’s deferrals to the ECAP, subject to qualified plan limits. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution in the ECAP that is subject to qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under the defined benefit plan, we decided that we prospectively would make an additional company contribution to our ECAP participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000, would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. As of June 30, 2000, the only two named executive officers who met the applicable age and service requirements were Messrs. Moffett and Adkerson, thus resulting in the 10% contribution for each. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan — We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. The committee, advised by Mercer, its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100%

joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement or the completion of 25 years of credited service, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years, or a maximum of 50%. Income associated with option exercises or the vesting of RSUs is not a factor in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Change of Control and Severance Benefits — We provide all of our named executive officers with contractual protections in the event of a change of control, and have also entered into employment agreements with each of Messrs. Moffett and Adkerson and Ms. Quirk that provide additional severance benefits. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In December 2008, the committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. In April 2011, Mr. Adkerson and Ms. Quirk voluntarily waived their rights to the excise tax gross-up protections provided in their employment agreements, which rights were not going to be renewed by the committee beyond January 1, 2012. Accordingly, we do not currently provide excise tax gross-up protections under any change of control arrangements.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). Under their respective incentive agreements, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards automatically upon a change of control of the company, whether or not the officer’s employment is terminated. This treatment of the equity awards in connection with a change of control applies to all award recipients.

As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Messrs. Moffett and Adkerson and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. The committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

Tax Considerations

Section 162(m).  Section 162(m) of the Internal Revenue Code limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation program. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems appropriate or necessary to adequately compensate our executive team.

With respect to the compensation received by our named executive officers for 2010, the committee believes that the stock options and the awards under our AIP qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Sections 280G and 4999.  Code Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. As noted above, in December 2008, the committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. Further, all excise tax gross-up protections provided in former agreements have terminated as of the date of this proxy statement, thus we currently do not provide excise tax gross-up protections under any change of control arrangements.

Corporate Personnel Committee Report

The corporate personnel committee of our board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee as of April 18, 2011:

H. Devon Graham, Jr., Chairman
Robert J. Allison, Jr.
Charles C. Krulak
Bobby Lee Lackey

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers. See “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation program.

2010 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and		Salary	Stock Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total

James R. Moffett	2010	$2,500,000	$5,818,492	$15,420,000	$10,000,000	$1,241,272	$1,773,225	$36,752,989
Chairman of the Board	2009	2,500,000	—	6,775,000	10,000,000	1,139,171	1,062,912	21,477,083
	2008	2,500,000	14,799,977	—	—	1,489,324	3,633,719	22,423,020

Richard C. Adkerson	2010	2,500,000	5,818,492	15,420,000	10,000,000	4,241,511	1,555,531	39,535,534
President & Chief Executive	2009	2,500,000	—	6,775,000	10,000,000	7,534,110	813,223	27,622,333
Officer	2008	2,500,000	66,549,903	—	—	5,011,710	3,203,774	77,265,387

Kathleen L. Quirk	2010	650,000	1,967,559	4,626,000	2,600,000	—	149,239	9,992,798
Executive Vice President,	2009	650,000	—	2,032,500	2,600,000	—	106,629	5,389,129
Chief Financial Officer	2008	650,000	10,043,673	—	1,000,000	9,936	205,541	11,909,150
& Treasurer

Michael J. Arnold	2010	550,000	1,721,677	3,700,800	2,200,000	—	146,180	8,318,657
Executive Vice President	2009	550,000	—	1,626,000	2,200,000	—	109,354	4,485,354
& Chief Administrative	2008	550,000	2,637,391	—	1,000,000	28,622	281,051	4,497,064
Officer

(1)	Messrs. Moffett and Adkerson and Ms. Quirk also provide services to and receive compensation from McMoRan.

(2)	RSU awards are valued on the date of grant at the closing sale price per share of our common stock.

(3)	The amounts reported in the “Option Awards” Column reflect the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2008 through 2010, refer to Notes 1 and 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2010. Our committee views options granted in a given as part of the prior year’s compensation. For more information regarding options granted to the named executive officers in 2011 relating to 2010 compensation, see “Compensation Discussion and Analysis.”

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash incentive payments received under our annual incentive plan.

(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column include (a) the change in actuarial value of our defined benefit program in 2008, (b) the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson in 2008, 2009 and 2010, and (c) above-market or preferential nonqualified deferred compensation earnings in 2008, as set forth in the table below. See the “Retirement Benefit Programs” section for more information.

			Supplemental
		Defined	Retirement	Above-Market
Name	Year	Benefit Plan	Plan	Earnings

Mr. Moffett	2010	$—	$1,241,272	$—
	2009	—	1,139,171	—
	2008	53,941	1,049,284	386,099

Mr. Adkerson	2010	—	4,241,511	—
	2009	—	7,534,110	—
	2008	6,856	4,813,353	191,501

Ms. Quirk	2010	—	—	—
	2009	—	—	—
	2008	1,841	—	8,095

Mr. Arnold	2010	—	—	—
	2009	—	—	—
	2008	4,044	—	24,578

(6)	The amounts reported in the “All Other Compensation” column for 2010 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including (A) amounts contributed by the company to defined contribution plans, (B) the dollar value of life insurance premiums paid by the company, and (C) the dollar value of interest credited on dividend equivalents on unvested RSUs during 2010. The perquisites and other personal benefits reported include (a) the foundation’s matching of contributions to charitable organizations under the matching gifts program, (b) personal financial and tax advice under the company’s program, (c) the aggregate incremental cost to the company of the executive’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, (d) personal use of company facilities and personnel, (e) personal use of company cars and security services, and (f) our premium payments for personal excess liability insurance, as reflected in the table below. The aggregate incremental cost to the company of Messrs. Moffett and Adkerson’s personal use of fractionally owned company aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2010 was approximately $83,331 for Mr. Moffett and $72,905 for Mr. Adkerson.

	Perquisites and Other Personal Benefits						Additional All Other Compensation
						Personal
						Excess			Interest
		Financial		Facilities	Security	Liability		Life	Credited
	Matching	and Tax	Aircraft	and	and	Insurance	Plan	Insurance	on Dividend
Name	Gifts	Advice	Usage	Personnel	Cars	Premiums	Contributions	Premiums	Equivalents

Mr. Moffett	$53,500	$20,000	$242,279	$113,384	$179,771	$4,791	$1,000,605	$154,382	$4,513
Mr. Adkerson	53,500	20,000	257,062	49,366	140,196	4,791	973,105	38,250	19,261
Ms. Quirk	25,000	7,773	—	225	—	1,575	109,340	2,250	3,076
Mr. Arnold	23,500	17,327	—	4,275	756	1,575	92,400	5,418	929

Grants of Plan-Based Awards
in Fiscal Year 2010

		Estimated Future
		Payouts Under		Estimated Future	All Other Option
		Non-Equity		Payouts Under	Awards:Number of	Exercise or Base	Grant Date Fair
		Incentive Plan		Equity Incentive	Securities	Price of Option	Value of Stock and
Name	Grant Date	Awards: Target		Plan Awards: Target	Underlying Options	Awards(2)	Option Awards

James R. Moffett
AIP – Cash Award	—	$10,000,000	(1)	—	—	$—	$—
AIP – RSU Award	02/02/10	—		80,488	—	—	2,918,092
RSU	02/02/10	—		80,000	—	—	2,900,400
Options	02/02/10	—		—	1,000,000	36.255	15,420,000

Richard C. Adkerson
AIP – Cash Award	—	10,000,000	(1)	—	—	—	—
AIP — RSU Award	02/02/10	—		80,488	—	—	2,918,092
RSU	02/02/10	—		80,000	—	—	2,900,400
Options	02/02/10	—		—	1,000,000	36.255	15,420,000

Kathleen L. Quirk
AIP – Cash Award	—	2,600,000	(1)	—	—	—	—
AIP – RSU Award	02/02/10	—		26,270	—	—	952,419
RSU	02/02/10	—		28,000	—	—	1,015,140
Options	02/02/10	—		—	300,000	36.255	4,626,000

Michael J. Arnold
AIP – Cash Award	—	2,200,000	(1)	—	—	—	—
AIP – RSU Award	02/02/10	—		19,488	—	—	706,537
RSU	02/02/10	—		28,000	—	—	1,015,140
Options	02/02/10	—		—	240,000	36.255	3,700,800

(1)	Represents the estimated maximum possible annual cash incentive payment that could have been received by each named executive officer pursuant to the annual incentive plan for fiscal year 2010. These estimated amounts were calculated by multiplying the percentage of the award pool under the plan allocated to each officer for 2010 by the maximum plan funding amount produced for the 2009 plan year and applying the cap of four times each executive’s base salary under the annual incentive plan. The actual amounts paid in early 2011 to each of the named executive officers pursuant to the annual incentive plan for 2010 are reflected in the “Summary Compensation Table.” See the discussion regarding our annual incentive plan in “Compensation Discussion and Analysis” for more information.

(2)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

Outstanding Equity Awards at December 31, 2010

	Option Awards(1)						Stock Awards(2)
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
							Unearned	Unearned
		Number of		Number of			Shares,	Shares,
		Securities		Securities			Units or	Units or
		Underlying		Underlying			Other	Other
	Option	Unexercised		Unexercised	Option	Option	Rights That	Rights That
	Grant	Options		Options	Exercise	Expiration	Have Not	Have Not
Name	Date	Exercisable		Unexercisable	Price(3)	Date	Vested	Vested(4)

James R. Moffett	05/11/07	—		750,000	$36.46	05/11/17	276,158	$16,581,907
	02/02/09	—		750,000	12.2950	02/02/19
	02/02/10	—		1,000,000	36.255	02/02/20

Richard C. Adkerson	02/01/05	500,000	(5)	—	18.52	02/01/15	705,794	42,379,401
	05/11/07	2,250,000		750,000	36.46	05/11/17
	02/02/09	250,000		750,000	12.2950	02/02/19
	02/02/10	—		1,000,000	36.255	02/02/20

Kathleen L. Quirk	02/04/03	15,000		—	9.4425	02/04/13	142,210	8,538,999
	02/03/04	75,000		—	18.3825	02/03/14
	02/01/05	371,500		—	18.52	02/01/15
	05/11/07	750,000		250,000	36.46	05/11/17
	02/02/09	75,000		225,000	12.2950	02/02/19
	02/02/10	—		300,000	36.255	02/02/20

Michael J. Arnold	05/11/07	525,000		175,000	36.46	05/11/17	68,100	4,089,065
	02/02/09	—		180,000	12.2950	02/02/19
	02/02/10	—		240,000	36.255	02/02/20

(1)	The stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The RSUs held by the named executive officers will vest and be paid out in shares of our common stock as follows, provided the average return on investment for the five calendar years preceding the year of vesting is at least 6%:

Name	RSUs	Vesting Date

Mr. Moffett	115,670	01/28/11
	53,498	02/15/11
	53,494	02/15/12
	53,496	02/15/13

Mr. Adkerson	80,000	01/01/11
	385,306	01/28/11
	53,498	02/15/11
	80,000	01/01/12
	53,494	02/15/12
	53,496	02/15/13

Ms. Quirk	30,000	01/01/11
	27,940	01/28/11
	18,092	02/15/11
	30,000	01/01/12
	18,088	02/15/12
	18,090	02/15/13

Mr. Arnold	20,612	01/28/11
	15,830	02/15/11
	15,828	02/15/12
	15,830	02/15/13

(3)	Effective January 30, 2007, the corporate personnel committee of our board amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in 2017 and thereafter was determined by reference to the closing price of our common stock. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(4)	The market value of the unvested RSUs reflected in this table was based on the $60.045 closing market price per share of our common stock on December 31, 2010.

(5)	Of the 500,000 outstanding options, Mr. Adkerson transferred the right to receive the underlying shares due upon exercise of 250,000 or one-half of the outstanding options, net of shares used to pay the exercise price and taxes pursuant to a partition agreement.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)

James R. Moffett	1,750,000	$27,873,750	115,670	$4,120,744
Richard C. Adkerson	—	—	721,234	25,472,045
Kathleen L. Quirk	—	—	76,524	2,819,396
Michael J. Arnold	172,500	6,519,342	29,904	1,044,144

(1)	The value realized on exercise is based on the difference between the closing sale price on the date of exercise and the exercise price of each option.

(2)	The value realized on vesting is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.  We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP have ceased due qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP plan limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our unfunded nonqualified defined contribution plan as of December 31, 2010 for each named executive officer listed below.

2010 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal
Name	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year(3)	Distributions	Year End(4)

James R. Moffett	$203,000	$968,105	$808,803	—	$25,767,767
Richard C. Adkerson	478,000	940,605	558,143	—	17,994,827
Kathleen L. Quirk	29,000	87,290	20,683	—	697,378
Michael J. Arnold	27,500	70,350	88,716	—	2,832,815

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2010 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2010 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote 6 to that table also include contributions to the company’s ECAP.

(3)	The assets in the plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2010, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential.

(4)	The following amounts reflected in this column for each named executive officer were included in the 2009 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $525,200, Mr. Adkerson — $772,700, Ms. Quirk — $84,290 and Mr. Arnold — $73,850. The following amounts reflected in this column for each named executive officer were included in the 2008 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $3,144,148, Mr. Adkerson — $3,129,250, Ms. Quirk — $162,486 and Mr. Arnold — $255,889.

Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson.  In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The corporate personnel committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. If a participant retires prior to completing 25 years of credited service, the annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus can not exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Mr. Moffett, who has attained 25 years of credited service, the annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amounts provided in the table below reflect these reductions. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP, and each has elected to receive his SERP benefit in a lump sum.

2010 Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(1)	(2)

James R. Moffett	Supplemental Executive Retirement Plan	25	$19,193,787
Richard C. Adkerson	Supplemental Executive Retirement Plan	22	25,799,320

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate. For Mr. Adkerson, who had not reached his normal retirement date as of the end of the year, the present value at normal retirement date is then discounted to December 31, 2010 using a 4% interest rate with no mortality.

Potential Payments upon Termination or Change of Control

Employment Agreements — Messrs. Moffett and Adkerson and Ms. Quirk.  We have entered into employment agreements with each of Messrs. Moffett and Adkerson and Ms. Quirk, which were approved by our corporate personnel committee and our board.

Mr. Moffett.  The employment agreement with Mr. Moffett provides for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The amended term of the agreement continued through December 31, 2009, with automatic one-year extensions unless a change of control occurs or prior written notice is given by the committee that it does not wish to extend the agreement. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests in the event that he ceases to be employed.

Mr. Adkerson and Ms. Quirk.  The employment agreements with Mr. Adkerson and Ms. Quirk reflect the current base salary for each executive officer, $2,500,000 for Mr. Adkerson and $650,000 for Ms. Quirk, and provide that each executive officer is eligible to participate in our annual incentive plan. Mr. Adkerson and Ms. Quirk continue to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The original term of each agreement expires January 1, 2012, but will automatically extend for additional one-year terms unless prior written notice is given by the committee that it does not wish to extend the agreement. In the event of a change of control, the agreements will expire three years following the change of control. These agreements also contain non-competition, nondisclosure and other provisions intended to protect our interests in the event that the executive officer ceases to be employed.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, as of December 31, 2010, we provided the following additional benefits to our named executive officers.

Severance Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.  As of December 31, 2010, the employment agreements for Messrs. Moffett and Adkerson and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all outstanding stock options and RSUs.

Under the employment agreements, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreement.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options and the vesting of certain outstanding RSUs, all as described in footnotes (1) and (2) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him or her concerning our business. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change of Control Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.  The change of control agreement for Mr. Moffett and the employment agreement for each of Mr. Adkerson and Ms. Quirk provide generally that the terms and conditions of the executive’s employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control.

If any of Messrs. Moffett or Adkerson or Ms. Quirk is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the same payments and benefits that he or she would receive in the event of a similar termination under the employment agreements, described above, except the executive will receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years. This is a “double trigger” agreement meaning that they do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction, in addition to the reasons generally provided above.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits - Messrs. Moffett and Adkerson and Ms. Quirk” in the event of death, disability or retirement. In addition, until April 2011, Mr. Adkerson and Ms. Quirk’s employment agreements provided that if the executive was subject to excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code, the executive was entitled to receive a gross-up payment in an amount sufficient to cover any excise taxes due if the payments related to the change of control exceed 110% of the Internal Revenue Code Section 280G limit. If the benefits received were equal to or less than 110% of the 280G limit, such benefit would be reduced to avoid imposition of the excise tax. In April 2011, each of Mr. Adkerson and Ms. Quirk voluntarily waived any right to the excise tax gross-up protections in their employment agreements.

In December 2008, the corporate personnel committee adopted a policy pursuant to which the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, revised or extended after December 2, 2008, although such protections in place on such date would continue through the term of the relevant agreement. As a result, Mr. Moffett’s change of control agreement does not provide an excise tax gross-up. If any part of the payments or benefits received by Mr. Moffett in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code. As noted above, as of the date of this proxy statement, Mr. Adkerson and Ms. Quirk have waived their rights to the excise tax gross-up protections provided in their employment agreements.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits — Mr. Arnold.  We have entered into an amended and restated change of control agreement with Mr. Arnold, which was approved by our corporate personnel committee and our board. If a change of control (as defined in the change of control agreement) occurs prior to December 31, 2011, the agreement provides generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2011.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control (a “double trigger”), the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all outstanding stock options and RSUs.

The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. If any part of the payments or benefits received by Mr. Arnold in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers. In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in the “Walk-Away Value” column.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2010, except that we have also included information for a change of control assuming a more recent termination date (April 1, 2011). We have included this additional disclosure because since the end of 2010, changes in our program have caused many of the potential amounts to be materially reduced. In particular, following the end of 2010, the lump sum payments are now based in part on the annual incentive payments from 2008-2010, which years more fully reflect the payment limits we implemented under that program in 2009. In addition, as noted above, in support of our stated policy not to provide excise tax gross-up protections any longer, Mr. Adkerson and Ms. Quirk have voluntarily waived their rights to the excise tax gross-up protections provided in their employment agreements. For the information assuming the termination date of December 31, 2010, we have used the closing price of our common stock of $60.045 on December 31, 2010, as reported on the NYSE, and for the information assuming the termination date of April 1, 2011, we have used the closing price of our common stock of $55.08 on April 1, 2011, as reported on the NYSE.

Potential Payments upon Termination or Change of Control
(in millions)

								Walk-
			Restricted	Accumulated				Away
			Stock Units	Dividends &				Value
		Options	(Unvested	Interest	Health			(including
	Lump	(Unvested and	and	Payable on	and			Value of
	Sum	Accelerated)	Accelerated)	Accelerated	Welfare	Tax		Vested Benefits)
Name	Payment	(1)	(2)	RSUs	Benefits	Gross-Up	Total	(3)

James R. Moffett
• Retirement	$0	$35.57	$10.16	$0.29	$0.42	n/a	$46.44	$91.40
• Death / Disability	0	35.57	10.16	0.29	0	n/a	46.02	90.98
• Termination-Good Reason/No Cause	58.22	77.29	16.58	0.41	0.42	n/a	152.92	197.88
• 12/31/10 Termination after Change of Control(4)(5)	120.90	77.29	16.58	0.41	0.42	n/a	215.60	260.57
• 4/1/11 Termination after Change of Control(4)(5)	60.81	49.48	13.58	0.18	0.42	n/a	124.47	175.32
Richard C. Adkerson
• Retirement	0	35.57	26.35	0.82	0.09	n/a	62.82	192.38
• Death / Disability	0	35.57	35.96	1.11	0	n/a	72.64	202.20
• Termination-Good Reason/No Cause	58.22	77.29	32.77	0.94	0.09	n/a	169.30	298.86
• 12/31/10 Termination after Change of Control(4)	120.90	77.29	42.38	1.23	0.09	$57.12	299.01	428.57
• 4/1/11 Termination after Change of Control(4)(5)	60.81	49.48	17.99	0.36	0.09	n/a	128.72	221.69
Kathleen L. Quirk
• Retirement	0	11.26	2.76	0.08	0.02	n/a	14.12	55.40
• Death / Disability	0	11.26	6.37	0.19	0	n/a	17.81	59.09
• Termination-Good Reason/ No Cause	10.70	23.78	4.94	0.12	0.02	n/a	39.55	80.83
• 12/31/10 Termination after Change of Control(4)	14.55	23.78	8.54	0.23	0.02	9.76	56.87	98.15
• 4/1/11 Termination after Change of Control(4)(5)	16.61	15.31	5.91	0.13	0.02	n/a	37.97	77.59
Michael J. Arnold
• Retirement	0	8.42	2.19	0.06	0	n/a	10.67	25.88
• Death / Disability	0	8.42	2.19	0.06	0	n/a	10.67	25.88
• Termination-No Cause(6)	0	0	0	0	0	n/a	0	15.21
• 12/31/10 Termination after Change of Control(4)(5)	14.25	18.43	4.09	0.09	0.02	n/a	36.88	52.10
• 4/1/11 Termination after Change of Control(4)(5)	13.64	11.78	3.52	0.05	0.02	n/a	29.02	45.43

(1)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest. The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2010 or April 1, 2011 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

(2)	Pursuant to the terms of the RSU agreements outstanding as of December 31, 2010 or April 1, 2011, termination of the executive’s employment as a result of death, disability or retirement will result in acceleration of vesting of certain outstanding RSUs and the related amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account. In particular, (a) the RSUs granted to the executives in connection with the elective restrictive stock unit program will fully vest upon the executive’s termination of employment as a result of death, disability or retirement, (b) the RSUs granted to the executives in January 2008 in connection with the 2007 annual incentive awards will partially vest upon the executive’s termination of employment as a result of death, disability or retirement, and (c) the RSUs granted to Mr. Adkerson and Ms. Quirk in connection with their employment agreements in January 2008 will fully vest upon the executive’s termination of employment as a result of death or disability, but not retirement. In addition, upon a termination by the company without cause, the corporate personnel committee, in its discretion, may elect to accelerate the vesting of the outstanding RSUs. Vesting of outstanding RSUs may be accelerated under certain termination scenarios pursuant to the employment agreements as discussed above. The values of the accelerated RSUs were determined by multiplying the December 31, 2010 or April 1, 2011 closing price of our common stock by the number of unvested and accelerated RSUs under each scenario.

(3)	Includes the value of the following benefits as of December 31, 2010 or April 1, 2011, for each named executive officer, as applicable: outstanding, in-the-money vested stock options, the aggregate balance of the Nonqualified Defined Contribution Plan (as reflected on page 45), and the present value of the Supplemental Executive Retirement Plan (as reflected on page 46). These amounts do not include benefits under our ECAP or life insurance policies. In addition to the standard life insurance policy generally available to employees, Mr. Moffett and Mr. Adkerson each have an executive life insurance policy providing for a death benefit of $3.75 million and $1.5 million, respectively.

(4)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding RSUs would lapse.

(5)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(6)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s Severance Plan, which is generally available to all eligible employees.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and the compensation tables and narrative discussion following the compensation tables. Stockholders are asked to vote on the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Copper & Gold Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement — our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program.

Although this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board and our corporate personnel committee values the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our board is recommending that we hold an advisory vote on the compensation of our named executive officers every year. In formulating its recommendation, our board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. Our board believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Our board and the corporate personnel committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, our board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency that has been selected by our stockholders.

Vote Required to Approve, on an Advisory Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board. Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and in the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system and the integrity of the financial statements, (3) performance and qualifications of the company’s independent registered public accounting firm and internal auditors and (4) the independence of the company’s independent registered public accounting firm.

We review the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2010, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal auditor (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young) management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2010.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2010, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2010. We have reviewed and discussed the company’s audited financial statements for the year 2010 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61,

Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2010, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2010.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In February 2010, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal auditor for 2010. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April 18, 2011

Robert A. Day, Chairman
Gerald J. Ford
H. Devon Graham, Jr.
Jon C. Madonna
Stephen H. Siegele

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2010	2009

Audit Fees	$8,470,000	$8,253,000
Audit-Related Fees(1)	—	12,000
Tax Fees(2)	125,000	138,000
All Other Fees	—	—

(1)	Relates to services rendered in connection with compliance with financial, accounting and regulatory reporting matters.

(2)	Relates to services rendered in connection with general tax consultation, transfer pricing and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (a) any service pre-approved by the chairman since the last meeting of the committee and (b) the projected fees for each service or group of services being provided by the independent registered public accounting firm. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Proposal No. 4: Ratification of the Independent Registered Public Accounting Firm

In February 2011, our audit committee appointed Ernst & Young as our independent registered public accounting firm for 2011. Our audit committee and board seek stockholder ratification of the audit committee’s appointment of Ernst & Young as the independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2011. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of the Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

FM Services Company

We are parties to a services agreement with our wholly owned subsidiary, FM Services Company, under which FM Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. FM Services Company also provides these services to McMoRan. In 2010, McMoRan incurred approximately $7.7 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $7.5 million in 2011.

Several of our directors and executive officers also serve as directors or executive officers of McMoRan. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of the company, also serve as directors of McMoRan. Messrs. Moffett and Adkerson and Ms. Quirk, each of whom is an executive officer of the company, also serve as executive officers of McMoRan. For services rendered to McMoRan, in February 2010, Mr. Moffett received options to purchase 450,000 shares of McMoRan’s common stock, Mr. Adkerson received options to purchase 300,000 shares of McMoRan’s common stock, and Ms. Quirk received options to purchase 75,000 shares of McMoRan’s common stock, all at a grant price of $15.73, which was determined by reference to the closing quoted per share sale price on the composite tape for NYSE-listed stocks on the grant date. For services rendered to McMoRan, in February 2011, Mr. Moffett received options to purchase 500,000 shares of McMoRan’s common stock, Mr. Adkerson received options to purchase 250,000 shares of McMoRan common stock and Ms. Quirk received options to purchase 75,000 shares of McMoRan’s common stock, all at a grant price of $17.25, which was determined by reference to the closing quoted per share sale price on the composite tape for NYSE-listed stocks on the grant date. As of the April 19, 2011, record date, our directors and executive officers beneficially owned approximately 9.8% of McMoRan’s common stock.

Investment in McMoRan

On December 30, 2010, Freeport-McMoRan Preferred LLC (FCX Preferred), our wholly owned subsidiary, completed the purchase of 500,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 (convertible perpetual preferred stock) of McMoRan Exploration Co. (McMoRan) for an aggregate purchase price of $500 million pursuant to a stock purchase agreement dated September 19, 2010. The convertible perpetual preferred stock is initially convertible into 62.5 shares of McMoRan common stock per share of convertible perpetual preferred stock (an aggregate of 31.25 million shares or approximately 14% of McMoRan’s common stock on a fully converted basis at December 31, 2010), or an initial conversion price of $16 per share of McMoRan common stock.

In connection with the completion of our purchase of the convertible perpetual preferred stock, we and FCX Preferred entered into a stockholder agreement with McMoRan (Stockholder Agreement), pursuant to which, among other things, we have the right to nominate individuals to serve on McMoRan’s board (FCX Designated Directors). For as long as we and our affiliates beneficially own (1) not less than 75% of the percentage of McMoRan’s common stock on a fully diluted basis owned at closing by us and our affiliates, we have the right to designate two members of McMoRan’s board; and (2) between 25% and 75% of the percentage of McMoRan’s outstanding shares of common stock on a fully diluted basis owned at closing by us and our affiliates, we have the right to designate one member of McMoRan’s board of directors; provided, however, that our designation rights are suspended during such time as at least two members of McMoRan’s board of directors are also members of our board. We have no designation rights while we and our affiliates beneficially own less than 25% of the percentage of McMoRan’s outstanding shares of common stock on a fully diluted basis owned at closing by us and our affiliates.

We and our controlled affiliates, including FCX Preferred, have agreed to a 120-day lock-up period expiring April 29, 2011, during which we and our controlled affiliates will not (1) loan, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise transfer or dispose of the convertible perpetual preferred stock or shares of the common stock issuable upon conversion of the convertible perpetual preferred stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or the convertible perpetual preferred stock; provided, however, that we may make transfers to our wholly owned affiliates. In addition, the Stockholder Agreement provides that, prior to the first anniversary of the closing date, neither we nor our subsidiaries, controlled affiliates or any person that is an officer or director of our company and who serves as one of McMoRan’s officers or directors may sell or transfer to Plains Exploration & Production Company (PXP) any shares of the convertible perpetual preferred stock or any shares of the common stock issued upon conversion of the convertible perpetual preferred stock.

While we, our affiliates and certain of our affiliated persons own at least 15% of McMoRan’s outstanding common stock, on a fully diluted basis, we and our controlled affiliates have agreed not to (1) acquire or seek to acquire additional securities of McMoRan if the acquisition would result in us owning more than 103% of the percentage of McMoRan’s outstanding shares of common stock on a fully diluted basis owned at closing by us and our affiliates; (2) form, join, or in any way participate in or enter into agreements with a “group” (as defined in Section 13(d)-3 of the Exchange Act) with regard to McMoRan; (3) commence a tender offer or exchange offer for McMoRan’s securities; (4) agree on, offer or otherwise become involved with a merger or an acquisition transaction involving McMoRan; (5) call, or seek to call, a meeting of McMoRan’s stockholders, or seek to present a stockholder proposal; or (6) seek to assist, advise, or finance any of the foregoing.

While we and our affiliates own at least 5% of McMoRan’s outstanding common stock, on a fully diluted basis, we and our controlled affiliates have agreed not to (1) participate in any proxy solicitations with respect to McMoRan’s securities (other than certain permitted activities relating to solicitations by or on behalf of members of our board who are also members of McMoRan’s board of directors); or (2) enter into any agreements with regard to acquiring, voting, holding or disposing of any of McMoRan’s capital stock with any director or officer of the company or PXP who is also one of McMoRan’s directors or officers.

While we and our affiliates own at least 5% of McMoRan’s outstanding common stock, on a fully diluted basis, and prior to the first anniversary of the issue date, we and our controlled affiliates have agreed not to enter into any agreements for the purpose of acquiring, voting, holding or disposing of any of McMoRan’s capital stock with PXP or any of its affiliates, directors or officers (provided that the foregoing restriction shall not apply to any transaction in which either the company or PXP or any of their controlled affiliates offers to acquire all of the outstanding shares of McMoRan’s common stock).

In connection with the completion of the issuance of convertible perpetual preferred stock to FCX Preferred, FCX Preferred also entered into a registration rights agreement with McMoRan (Registration Rights Agreement) pursuant to which McMoRan agreed to, within 60 days of closing, (1) prepare and file with the SEC a shelf registration statement with respect to the securities issued to FCX Preferred (FCX Registrable Securities) that would permit the FCX Registrable Securities to be resold in registered transactions and (2) use its commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while we and our affiliates hold FCX Registrable Securities. McMoRan filed with the SEC a shelf registration statement for the FCX Registrable Securities on February 28, 2011. In addition, under certain circumstances, the Registration Rights Agreement permits us to demand or participate in an underwritten public offering by McMoRan.

Director Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by our board. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions described below have been reviewed and approved or ratified by our board. Effective June 9, 2010, our board appointed J. Bennett Johnston, Gabrielle K. McDonald, J. Stapleton Roy and J. Taylor Wharton to serve as advisory directors.

B. M. Rankin, Jr. and FM Services Company are parties to an agreement under which Mr. Rankin renders business consulting services to us and McMoRan relating to finance, accounting, guidance and advice on public policy matters and business development. FM Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2010, FM Services Company paid Mr. Rankin $490,000 ($389,991 of which was allocated to us) pursuant to this agreement. During 2010, the cost to FM Services Company (all of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $35,100, medical expenses was $10,346, and reimbursement for a portion of his office rent and utilities and for executive administrative and support services was $26,369. In addition, during 2010 the aggregate incremental cost to FM Services Company (all of which was allocated to us) for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $318,193. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for

Mr. Rankin, which for fiscal year 2010 was approximately $86,254. Accordingly, the total received by Mr. Rankin during 2010 pursuant to this agreement was $880,008 of which $779,999 was allocated to us.

J. Bennett Johnston and FM Services Company are parties to an agreement, renewable annually, under which Mr. Johnston renders consulting services to us relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $300,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services.

Gabrielle K. McDonald and FM Services Company are parties to an agreement, renewable annually, under which Ms. McDonald renders consulting services to us in connection with her role as Special Counsel on Human Rights to the company. Under this agreement, Ms. McDonald receives an annual fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services.

J. Stapleton Roy is Senior Advisor of Kissinger Associates, Inc. Kissinger Associates and FM Services Company are parties to agreements, renewable annually, under which Kissinger Associates provides to us advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In addition, Mr. Roy is Director of the Kissinger Institute on China and the United States at the Woodrow Wilson International Center for Scholars. In 2008, the company agreed to contribute $150,000 to the Institute to be paid in three equal installments in each of 2008, 2009 and 2010.

J. Taylor Wharton and FM Services Company are parties to an agreement, renewable annually, under which Dr. Wharton renders consulting services in connection with all medical and health affairs affecting our directors, officers and employees. Under this agreement, Dr. Wharton receives an annual fee of $400,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services.

Proposal No. 5: Stockholder Proposal

We have received a stockholder proposal from the New York State Common Retirement Fund for presentation at our annual meeting of stockholders. Upon request, we will provide the addresses of the proponents and the number of shares of our common stock held by the proponent. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote thereon. Our board opposes the Stockholder Proposal for the reasons stated following the proposal.

RESOLVED, that the shareholders request that, as the terms in office of elected directors expire, at least one candidate shall be selected and recommended for election to the company’s board who:

(i) has a high level of expertise and experience in environmental matters relevant to mining and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

(ii) will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to the company as a New York Stock Exchange listed company, in order that the company’s board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Supporting statement

Environmental expertise is critical to the success of mining companies in the twenty-first century because of the significant environmental impacts mining can have. Shareholders, lenders, host country governments and regulators, as well as affected communities, are focused on the environmental impact of mining operations. A company’s inability to demonstrate that its environmental performance matches internationally accepted standards can lead to difficulties in accessing capital for new projects and obtaining the necessary regulatory licenses.

The company continues to receive sharp criticism regarding its environmental policies and practices, notably over the impact of riverine tailings disposal at its Grasberg operation (see e.g., Norway Sells $853 Million Rio Stake on Ethics Grounds, http://www.marketwatch.com/news/story/story.aspx?guid=%7bBDE96994-B8D8-4A33-8ECD-0789B0763BED%7d&siteid=rss).

We believe that this controversy damages shareholder value and that the company must respond to its environmental challenges in an effective, strategic and transparent manner in order to restore trust in the company and minimize the adverse environmental impact of its operations.

Freeport does not currently have an independent director with environmental expertise and designated responsibility for environmental matters — yet environmental management is critical to the company’s future success. We believe it would benefit the company to address the environmental impact of its business at the most strategic level in a similar manner to the way it has addressed human rights — by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing who is respected in the environmental community could perform a valuable and strategic role for the company. Such leadership would enable the company more effectively to address the environmental issues inherent in its business, including the environmental and health impacts of riverine tailings disposal and the feasibility of long-term rehabilitation of the tailings deposition area at Grasberg. It would also help ensure that the highest levels of attention are devoted to environmental standards at new developments. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it is addressing environmental issues.

Board of Directors’ Statement in Opposition to Stockholder Proposal

Our board of directors opposes the proposal because it believes the current process for the nomination, selection and election of directors is effective. As a corporate governance matter, our board does not believe that it is in our stockholders’ best interests to require a particular type of specialist on our board. As provided in more detail under “Consideration of Director Nominees,” our nominating and corporate governance committee considers a variety of factors in evaluating nominees for membership on the board. We believe that our board of directors represents a diverse group of individuals with broad experience. Our board of directors believes that the sole standard suggested by the proponents is too narrow and would limit the board’s ability to identify and recruit the most qualified candidates to serve on the board.

Our existing commitment to environmental sustainability is evidenced by our established policies, practices and procedures. Our board of directors appreciates the importance of environmental sustainability and recognizes the company’s responsibility to minimize the environmental impact of our operations. Relevant issues are reviewed and discussed at the highest levels of our organization. In 1995, our board of directors established a public policy committee, which oversees the company’s environmental programs. Our board of directors, our public policy committee and our senior management routinely review the company’s environmental policies and practices, including any potential impacts that the company’s operations could have on the environment. In addition, our Chief Executive Officer currently serves as Chairman of the International Council of Mining and Metals, a CEO-led organization that represents many of the world’s leading mining and metals companies. Our involvement with ICMM exemplifies our commitment to working with industry experts on improving our performance based on sustainable development principles.

We have consistently met internationally acceptable standards for environmental management. Our Grasberg operation has undergone triennial external audits by recognized experts in the industry, the results of which have been made publicly available. We completed independent audits in 1996, 1999, 2002, 2005 and 2008. The results of the 2005 and 2008 audits are posted on our web site. All of these audits have concluded that (1) we are in compliance with Indonesian laws, (2) we meet international standards, and (3) our tailings management plan is the only appropriate management system considering the applicable geotechnical, topographic, climatological, seismic, and rainfall conditions. We also were one of the first companies in Indonesia to receive ISO 14001 certification of our Environmental Management System in 2001 from the International Certification Services Division of Société Générale de Surveillance (SGS). We have retained ISO 14001 certification following annual surveillance audits each year since that date.

We are committed to sound and sustainable environmental practices in managing our tailings deposition in Papua, Indonesia. We have prepared a special riverine tailings report, available on our web site at www.fcx.com/envir/pdf/riverine/Riverine 2009.pdf. This report explains the extensive studies, planning, permitting, and ongoing management and monitoring of tailings that occurs, including our efforts for reclaiming affected land as soon as feasible. In addition, our annual Working Toward Sustainable Development report, available on our web site at www.fcx.com/envir/index.htm, details our environmental management programs and compliance with relevant environmental laws and regulations and describes our procedures to ensure future compliance with these laws. Our reclamation programs have demonstrated that tailings can be reclaimed with native vegetation or used for agricultural purposes. We have also shown that tailings can be used in cement for infrastructure construction. We have signed an agreement with the provincial government to establish cement facilities that will utilize tailings as a resource in the construction of roads, bridges, building bricks and other similar uses, helping to provide necessary infrastructure that will aid in the development of the province, as well as employment for Papuans. This development will proceed in conjunction with our other efforts to plant trees and use available tailings land for agricultural and other sustainable uses.

The company’s existing governance framework has produced a strong commitment to environmental sustainability and progress that is evident in our established policies, practices and procedures, which continue to evolve. Thus, we believe this proposal suggests action that is unnecessary in light of our existing commitment to environmental sustainability, and adopting the proposed resolution would be contrary to the interests of the company and its stockholders.

Recommendation of the Board of Directors

FOR THE REASONS SET FORTH ABOVE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

FREEPORT-MCMORAN COPPER & GOLD INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, June 15, 2011 The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Wednesday, June 15, 2011, at 10:00 a.m. Eastern Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE (continued on reverse side) _ FOLD AND DETACH HERE _

Please mark your votes as indicated in this example Your Board of Directors recommends a vote FOR Items 1, 2 and 4 below and recommends a vote of 1 YEAR on Item 3 below. X Item 1 — Election of twelve directors. Nominees are: 01 Richard C. Adkerson 07 Bobby Lee Lackey 02 Robert J. Allison, Jr. 08 Jon C. Madonna 03 Robert A. Day 09 Dustan E. McCoy 04 Gerald J. Ford 10 James R. Moffett 05 H. Devon Graham, Jr. 11 B. M. Rankin, Jr. 06 Charles C. Krulak 12 Stephen H. Siegele FOR, except withhold vote from following nominee(s): Item 2 — Approval, on an advisory basis, of the compensation of our named executive officers. FOR WITHHOLD Item 3 — Approval, on an advisory basis, 1 YEAR 2 YEARS 3 YEARS ABSTAIN of the frequency of future advisory votes on the compensation of our named executive officers. Item 4 — Ratification of the appointment of Ernst & FOR AGAINST ABSTAIN Young LLP as the independent registered public accounting firm. FOR AGAINST ABSTAIN Your Board of Directors recommends a vote AGAINST Item 5 below. Item 5 — Stockholder proposal regarding the selection of a candidate with environmental expertise to be recommended for election to the company’s Board of Directors. Signature(s) 2011 You may specify your votes by marking the appropriate boxes on this side.You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 4, FOR a vote of 1 YEAR on Item 3 and AGAINST Item 5. _ FOLD AND DETACH HERE _ FREEPORT-MCMORAN COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week. INTERNET VOTING VOTING BY MAIL Visit the Internet voting website at Simply sign and date your proxy card and return http://www.ivselection.com/freeport11. Have this it in the postage-paid envelope to Secretary, proxy card ready and follow the instructions Freeport-McMoRan Copper & Gold Inc., P.O. Box on your screen. You will incur only your usual 17149, Wilmington, Delaware 19885-9808. If you Internet charges. Available 24 hours a day, are voting by Internet, please do not mail your 7 days a week until 11:59 p.m., Eastern Time proxy card. on June 14, 2011. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2011. This proxy statement and the 2010 Annual Report are available at http://www.edocumentview.com/FCX_MTG